Exhibit 99.1

CONTACTS:
Richard Leland	Julianne Embry
Investor Relations	Media Relations
561-438-3796	561-438-1451
Richard.Leland@officedepot.com	Julianne.Embry@officedepot.com

Office Depot, Inc. Announces Completion of CompuCom Acquisition and Transformation Towards a Services-Driven Company in Conjunction with Third Quarter 2017 Results

Acquisition Combines World-Class IT Service Capabilities, Extensive Customer Base and Nationwide Footprint to Create a Powerful Omnichannel Growth Opportunity

Strengthens Core Business Through Immediate Cross-Selling Opportunities and Ability to Become a One-Stop Destination for Business Products and Services

Q3 2017 GAAP EPS from Continuing Operations of $0.19

Strong 2017 YTD Operating Cash Flow(1) in Excess of $400 Million

Plans to Host Investor Day in Early 2018 to Further Highlight New Strategic Direction

Boca Raton, Fla., November 9, 2017 — Office Depot, Inc. (“Office Depot,” or the “company”) (NASDAQ: ODP), a leading provider of office supplies, business products and services delivered through an omnichannel platform, today announced the completion of the CompuCom Systems, Inc. (“CompuCom”) acquisition and results for the third quarter ended September 30, 2017, as well as highlights of the company’s new strategic direction. Office Depot will provide further detail on the company’s performance and strategy to become a services-driven company during its earnings conference call.

“I’m pleased that we were able to deliver strong cash flow in the third quarter as well as operating results that were in line with our updated outlook,” said Gerry Smith, chief executive officer of Office Depot. “Today also marks an important milestone as we have taken several important steps on a longer-term journey to transform Office Depot from a traditional provider of primarily office products into a broader product and business services platform. This transformation will leverage our stores, online presence and sales force to create a unique omnichannel platform that offers services, products and solutions focused on businesses of all sizes while generating recurring revenue growth.”

“It is imperative we start this journey now. The first step in this transformation was the strategic acquisition of CompuCom, which adds award-winning, enterprise managed workplace services capabilities to our portfolio. This acquisition was quickly followed by the launch earlier this week of BizBox, our new business services platform focused on small and medium-sized business owners. These are key building blocks to deepening our customer relationships and realizing our vision of becoming a services-driven company. Since I joined the company earlier this year, we have been creating the strategy and starting to make the necessary investments in people and capabilities to execute our plan and unlock the value of the new Office Depot.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the third quarter of 2017 were $2.6 billion compared to $2.8 billion in the third quarter of 2016, a decrease of 8%. Third quarter sales include the negative impact on both the Retail and Business Solutions Divisions from hurricanes Harvey, Irma and Maria, which disrupted operations in Puerto Rico and the southeastern United States where a heavy concentration of customers are located.

In the third quarter of 2017, Office Depot reported operating income of $108 million, net income from continuing operations of $98 million, or $0.19 per diluted share and total company net income of $92 million, or $0.17 per diluted share. Both net income from continuing operations and total company net income include a net tax credit of approximately $37 million associated with the reduction of the U.S. tax valuation allowance.

In the third quarter of 2016, the company reported operating income of $117 million, net income from continuing operations of $330 million, or $0.61 per diluted share and total company net income of $193 million, or $0.35 per diluted share. Both net income from continuing operations and total company net income include a net tax credit of approximately $240 million associated with the reduction of the U.S. tax valuation allowance.

For the year-to-date 2017 period, Office Depot reported operating income of $282 million compared to an operating income of $473 million for year-to-date 2016. Net income from continuing operations for year-to-date 2017 was $195 million, or $0.37 per diluted share, compared to net income from continuing operations of $624 million, or $1.13 per diluted share, for year-to-date 2016. The year-to-date 2016 results benefited from $250 million of operating income related to the Staples termination fee received in the second quarter of 2016 in addition to the benefit from the tax valuation allowance reduction stated above.

Adjusted (non-GAAP) Results (2)

Adjusted operating income for the third quarter of 2017 was $131 million compared to an adjusted operating income of $158 million in the third quarter of 2016. Adjusted net income from continuing operations for the third quarter of 2017 was $74 million, or $0.14 per diluted share, compared to adjusted net income from continuing operations of $89 million, or $0.16 per diluted share, in the third quarter of 2016.

•	Adjusted operating income for the third quarter of 2017 excludes charges and credits totaling $23 million, which were comprised of $15 million in restructuring charges, $6 million in OfficeMax merger-related expenses and $2 million in executive transition and acquisition-related expenses.

•	Adjusted net income from continuing operations in the third quarter of 2017 excludes the after-tax impact of these items.

For the year-to-date 2017 period, adjusted operating income was $351 million compared to an adjusted operating income of $360 million for year-to-date 2016. Adjusted net income from continuing operations for year-to-date 2017 was $196 million, or $0.37 per diluted share, compared to adjusted net income from continuing operations of $192 million, or $0.35 per diluted share, for year-to-date 2016.

Consolidated (in millions, except per share amounts)	3Q17	3Q16	YTD17	YTD16
Selected GAAP measures:
Sales	$2,620	$2,836	$7,659	$8,295
Sales decline from prior year period	(8)%		(8)%
Gross profit	$633	$726	$1,854	$2,054
Gross profit margin	24.2%	25.6%	24.2%	24.8%
Operating income	$108	$117	$282	$473
Net income from continuing operations	$98	$330	$195	$624
Discontinued operations, net of tax	$(6)	$(137)	$38	$(175)
Net income	$92	$193	$233	$449
Earnings per share (continuing operations)	$0.19	$0.61	$0.37	$1.13
Earnings (loss) per share (discontinued operations)	$(0.01)	$(0.25)	$0.07	$(0.32)
Net earnings per share (most dilutive)	$0.17	$0.35	$0.44	$0.81
Selected Non-GAAP measures:(2)
Adjusted sales decline from prior year period excluding impact from U.S. retail store closures and foreign currency translation	(6)%		(5)%
Adjusted operating income	$131	$158	$351	$360
Adjusted operating income margin	5.0%	5.6%	4.6%	4.3%
Adjusted net income from continuing operations	$74	$89	$196	$192
Adjusted net earnings per share continuing operations (most dilutive)	$0.14	$0.16	$0.37	$0.35

(2)	Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

Third Quarter Division Results

Retail Division

Retail Division sales were $1.3 billion in the third quarter of 2017 compared to $1.5 billion in the prior year period. The decline in sales was due to the impact of planned store closures over the past twelve months, hurricane impacts and a 5% decline in comparable store sales in the quarter versus the prior year. The comparable store sales decline was primarily driven by lower store traffic and average order values during the Back-to-School season.

Retail Division (in millions)	3Q17	3Q16	YTD17	YTD16
Sales	$1,329	$1,482	$3,799	$4,237
Comparable store sales change from prior year	(5)%		(5)%
Division operating income	$82	$105	$214	$237
Division operating income margin	6.2%	7.1%	5.6%	5.6%

Retail Division operating income was $82 million, or 6.2% of sales, in the third quarter of 2017, compared to $105 million, or 7.1% of sales, in the third quarter of 2016. The decline from the prior year quarter primarily reflected the negative flow-through impact from lower sales and a lower gross margin rate, partially offset by lower selling, general and administrative expenses realized from the company’s store closure program and Comprehensive Business Review initiatives.

During the third quarter, the company closed 4 stores and ended the quarter with a total of 1,404 retail stores in the Retail Division.

Business Solutions Division

Business Solutions Division sales were $1.3 billion in the third quarter of 2017, a decline of 4% compared to the third quarter of 2016. The year-over-year decline includes a small benefit from foreign currency translation and was a sequential quarterly improvement of approximately 200 basis points. The sales decline versus 2016 was primarily driven by prior period customer losses in the contract channel, continued competitive pressures, hurricane impacts and the impact of sales from omnichannel programs that are recorded in the Retail Division.

Business Solutions Division (in millions)	3Q17	3Q16	YTD17	YTD16
Sales	$1,288	$1,348	$3,851	$4,046
Sales decline from prior year	(4)%		(5)%
Division operating income	$71	$81	$193	$190
Division operating income margin	5.5%	6.0%	5.0%	4.7%

Business Solutions Division operating income was $71 million, or 5.5% of sales, in the third quarter of 2017 compared to $81 million, or 6.0% of sales, in the third quarter of 2016. The decline from the prior year quarter was primarily due to the flow-through impact from lower sales and a lower gross margin rate, as a result of temporary consolidation costs, partially offset by cost savings and efficiencies including lower selling, general and administrative expenses.

Sale of International Businesses

As previously announced on July 28, 2017, the company completed the sale of its business in mainland China. The company’s sale of the remaining international operations in Australia and New Zealand remain subject to the buyer obtaining the necessary regulatory approvals.

The company’s retained sourcing and trading operations in Asia contributed $3 million in sales for the third quarter of 2017 and an operating loss of $1 million. These results are reported as an “Other” segment outside of the primary two operating segments.

Corporate Results

Corporate includes support staff services and certain other expenses that are not allocated to the company’s operating divisions. Unallocated expenses decreased to $22 million in the third quarter of 2017 compared to $29 million in the third quarter of 2016 primarily due to cost savings associated with the Comprehensive Business Review.

Balance Sheet and Cash Flow

As of September 30, 2017, Office Depot had $0.8 billion in cash and cash equivalents and approximately $1.0 billion available under the Amended and Restated Credit Agreement, for total available liquidity of approximately $1.8 billion. Total debt was $282 million, excluding $781 million of non-recourse debt related to the credit-enhanced timber installment notes.

For the third quarter of 2017, cash provided by operating activities of continuing operations was $293 million and included the impact of $16 million in restructuring costs and $12 million in OfficeMax merger–related costs. Capital expenditures were $37 million in the third quarter of 2017, $3 million of which were related to the merger integration. Accordingly, free cash flow(3) of continuing operations was $256 million in the third quarter of 2017.

Year-to-date 2017 free cash flow(3) of continuing operations was $316 million, which comprised of $408 million in cash provided by operating activities of continuing operations less $92 million in capital expenditures.

During the third quarter, the company paid a quarterly cash dividend of $0.025 per share on September 15, 2017 for an aggregate of approximately $13 million.

Office Depot repurchased approximately 4 million shares at a total cost of $17 million in the third quarter of 2017. Since the share repurchase program began in May 2016, Office Depot has repurchased approximately 45 million shares, at a total cost of $166 million, for a weighted average price of $3.71 per share. At the end of the third quarter, $84 million remained available for repurchase under the current $250 million buyback authorization.

New Strategic Direction to Unlock Growth Opportunities

Following the appointment of Gerry Smith as chief executive officer, Office Depot began a strategic review with a focus on growing revenue and evaluating profitable growth opportunities. The result is a new strategic direction focused on better serving customers through the integration of business services and products via an omnichannel platform that leverages the company’s core competencies and assets. With millions of business customers and a unique last-mile advantage, the company believes introducing compelling service offerings will create a growing stream of recurring subscription-based revenue. The new strategic direction contains three areas of focus: Transform, Disrupt and Strengthen. A number of initiatives are already underway across the business.

Transform our Business

The first major step in the company’s transformation to create a business services platform was the acquisition of CompuCom, a market-leading provider of award-winning technology services, products and solutions. The acquisition combines CompuCom’s broad set of managed technology services and 6,000 certified technicians with Office Depot’s extensive customer base and last-mile advantage. Together, this combination will create a unique nationwide omnichannel offering in office supplies and end-to-end technology solutions focused on business customers, with the scale and credibility to stand apart from the competition.

The combined company expects to be well positioned to capture market share in the $25 billion, highly fragmented North American managed workplace service market by providing a comprehensive network of enterprise-level tech services and products to new and existing customers of all sizes. With minimal customer overlap, both companies’ sales teams can immediately begin cross-selling a full suite of products and services, with an incentive structure focused on driving services revenue. By creating a broader relationship with customers, Office Depot can become a more important vendor and the ideal business partner to provide customers the solutions they need.

The company has also identified a compelling opportunity to bring technology services to the historically underserved small and midsize business (SMB) market. Office Depot currently has access to nearly six million SMB customers within three miles of its approximately 1,400 stores. CompuCom’s existing SMB offering, Tech-ZoneTM, will be placed within Office Depot’s nationwide retail footprint to provide immediate scale and drive increased foot traffic for improved per-store profitability. With this strategy, Office Depot will be the first to offer customers technology solutions with national scale and local support across an omnichannel platform.

Disrupt for our Future

Beyond the CompuCom acquisition, Office Depot also has identified several additional innovative opportunities to leverage its key assets and disrupt traditional retail thinking. Earlier this week, the company announced the launch of BizBox, a new business services platform. BizBox provides start-ups and small business leaders access to the core services needed to start and grow their businesses through a convenient, monthly subscription. BizBox will simplify business decisions and operations for all small and medium-sized businesses.

BizBox core service offerings include website hosting and design, Centriq asset management, digital and social marketing, financing and accounting, CRM and HR/payroll support, in addition to technical services and support available from CompuCom. BizBox will be initially offered through an integrated online platform, which will be enhanced with new features and services based on customer feedback and demand, including introduction into retail stores.

Strengthen our Core

While the transformation toward a services-driven company is part of a multi-year strategy, Office Depot has a number of initiatives underway to strengthen its core business operations. The company has recently acquired several mid-market regional office products and janitorial supply companies in order to improve access to customers in select geographic markets within the United States and augment its presence in the cleaning and breakroom category. These acquisitions also add new selling models, supply chain capabilities and purchasing scale that the company plans to leverage across its existing operations.

Office Depot is also making investments in people and capabilities with a focus on improving customer experience and demand generation across sales channels. The company has recently added several senior leaders in marketing and merchandising with proven experience in services, demand generation and data analytics. Office Depot is also upgrading supply chain capabilities to drive both cost and performance improvements and generate additional working capital opportunities.

“Our new strategy is focused on building diverse and stable recurring service offerings that leverage our omnichannel platform, but most importantly it was created by listening to our customers and the solutions they need in order to run their businesses,” commented Gerry Smith. “We are moving quickly to make the necessary investments to successfully deliver on the strategy and believe it can ultimately unlock significant value to our shareholders as we position Office Depot for the future.”

Outlook (4)

Office Depot continues to expect total company sales in 2017 to be lower than 2016, primarily due to the impact of planned store closures, prior year contract customer losses, continued challenging market conditions, hurricane impacts and returning to a 52-week fiscal year. However, the company expects the rate of sales decline to improve in the fourth quarter of 2017 on a comparable 13-week basis based on implementation of new customer wins, customer retention efforts and growth from strategic business initiatives.

The company expects to be substantially complete with the OfficeMax integration and realize the majority of the synergy benefits by the end of 2017. Merger integration expenses are estimated to total approximately $40 million in 2017 and approximately $15 million in merger-related capital expenditures.

Office Depot’s cost saving initiatives that were part of the Comprehensive Business Review are expected to deliver over $250 million in annual benefits by the end of 2018, with about two-thirds of the total benefits anticipated to be realized by the end of 2017. The company continues to estimate it will incur approximately $125 million in costs to implement the Comprehensive Business Review cost saving programs, of which $90 million has been incurred since inception through the third quarter of 2017. Furthermore, the company expects to realize an additional $40 million of expected synergies from the CompuCom acquisition over the next two years.

As recently announced on October 3, 2017, Office Depot now expects adjusted operating income to be between $400 million and $425 million in fiscal 2017. The reduction reflects lower sales and traffic during this year’s Back-to-School season, higher supply chain costs related to planned consolidations, hurricane impacts and continued investments related to the company’s new direction to become a services-driven company.

Capital expenditures in 2017 are now expected to be approximately $125 million including investments to support the company’s critical priorities. Depreciation and amortization is still expected to be approximately $150 million in 2017.

Office Depot continues to anticipate free cash flow(3) from continuing operations to be more than $300 million in 2017.

The company anticipates a non-GAAP effective tax rate of approximately 41% in fiscal 2017, dependent on the mix and timing of income. As the company continues to utilize available tax operating loss carry forwards and credits, the estimated cash tax rate is expected to be approximately 15%.

On November 8, 2017, Office Depot completed the acquisition of CompuCom for approximately $940 million. The transaction was funded with a new $750 million 5-year senior secured term loan, the issuance of approximately 44 million shares of the company’s common stock and approximately $55 million of cash on hand. Office Depot expects to maintain substantial financial flexibility with low balance sheet leverage, strong liquidity, and positive free cash flow available for debt repayment, capital returns to shareholders and growth initiatives.

Due to the recent timing of the CompuCom acquisition, Office Depot has not yet determined the potential purchase accounting and other impacts to the consolidated financial statements or reportable segments for 2017 or future periods. In addition, the company is currently developing estimates of the necessary investments required to support the new strategic direction to transition to a services-driven business model over the coming years. As a result of these uncertainties, Office Depot will not be providing 2018 guidance at this time. However, the company does expect 2018 sales trends to continue to be impacted by store closures, lower store traffic, and ongoing competitive pressures, with an associated flow-through impact to profitability.

Office Depot plans to host an Investor Day in early 2018 to further highlight the company’s new strategic direction, 2018 guidance, operating initiatives and leadership team. Additional details on date and location will be provided closer to the event.

(1)	Operating cash flow refers to cash flows from operating activities of continuing operations.
(2)	Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.
(3)	Free cash flow is defined as cash flows from operating activities of continuing operations less capital expenditures.
(4)	The company’s outlook for 2017 included in this release, includes expected adjusted operating income, a non-GAAP number, which excludes charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, executive transition costs, asset impairments, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

About Office Depot, Inc.

Office Depot, Inc. is a leading provider of office supplies, business products and services delivered through an omnichannel platform.

The company had 2016 annual sales of approximately $11 billion, employed approximately 38,000 associates, and served consumers and businesses in North America and abroad with approximately 1,400 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – with a global network of wholly owned operations, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot®, OfficeMax® and Grand & Toy. The company’s portfolio of exclusive product brands include TUL®, Foray®, Brenton Studio®, Ativa®, WorkPro®, Realspace® and Highmark®.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “ODP.”

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. ©2017 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risk that Office Depot is unable to transform the business into a service-driven company or that such a strategy will result in the benefits anticipated, the risk that Office Depot may not be able to realize the anticipated benefits of the CompuCom transaction due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance, uncertainty of the expected financial performance of Office Depot following the completion of the CompuCom transaction, impact of weather events on Office Depot’s business, impacts and risks related to the termination of the attempted Staples acquisition, disruption in key business activities or any impact on Office Depot’s relationships with third parties as a result of the announcement of the termination of the Staples Merger Agreement; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from the disposition of the European and other international operations; fluctuations in currency exchange rates, unanticipated downturns in business relationships with customers or terms with the company’s suppliers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws, tariffs and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Report on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2017	2016	2017	2016
Sales	$2,620	$2,836	$7,659	$8,295
Cost of goods sold and occupancy costs	1,987	2,110	5,805	6,241

Gross profit	633	726	1,854	2,054
Selling, general and administrative expenses	503	569	1,509	1,694
Asset impairments	—	9	1	9
Merger, restructuring, and other operating (income) expenses, net	22	31	62	(122)

Operating income	108	117	282	473
Other income (expense):
Interest income	6	6	17	17
Interest expense	(13)	(19)	(39)	(63)
Loss on extinguishment of debt	—	(15)	—	(15)
Other income (expense), net	(1)	1	(2)	1

Income from continuing operations before income taxes	100	90	258	413
Income tax expense (benefit)	2	(240)	63	(211)

Net income from continuing operations	98	330	195	624
Discontinued operations, net of tax	(6)	(137)	38	(175)

Net income	$92	$193	$233	$449

Basic earnings (loss) per share
Continuing operations	$0.19	$0.62	$0.38	$1.15
Discontinued operations	(0.01)	(0.26)	0.07	(0.32)

Net earnings per share	$0.18	$0.36	$0.45	$0.82

Diluted earnings (loss) per share
Continuing operations	$0.19	$0.61	$0.37	$1.13
Discontinued operations	(0.01)	(0.25)	0.07	(0.32)

Net earnings per share	$0.17	$0.35	$0.44	$0.81

Dividends per common share	$0.025	$0.025	$0.075	$0.025

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$788	$763
Receivables, net	693	687
Inventories	1,110	1,279
Prepaid expenses and other current assets	100	102
Current assets of discontinued operations	141	142

Total current assets	2,832	2,973
Property and equipment, net	627	601
Goodwill	379	363
Other intangible assets, net	34	33
Timber notes receivable	869	885
Deferred income taxes	428	466
Other assets	228	219

Total assets	$5,397	$5,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$889	$893
Accrued expenses and other current liabilities	883	1,002
Income taxes payable	1	3
Short-term borrowings and current maturities of long-term debt	17	29
Current liabilities of discontinued operations	68	104

Total current liabilities	1,858	2,031
Deferred income taxes and other long-term liabilities	328	361
Pension and postretirement obligations, net	123	140
Long-term debt, net of current maturities	265	358
Non-recourse debt	781	798

Total liabilities	3,355	3,688

Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued shares — 566,578,985 at September 30, 2017 and 557,892,568 at December 31, 2016	6	6
Additional paid-in capital	2,588	2,618
Accumulated other comprehensive loss	(107)	(129)
Accumulated deficit	(221)	(453)
Treasury stock, at cost — 50,460,683 shares at September 30, 2017 and 42,802,998 shares at December 31, 2016	(224)	(190)

Total stockholders’ equity	2,042	1,852

Total liabilities and stockholders’ equity	$5,397	$5,540

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	39 Weeks Ended
	September 30, 2017	September 24, 2016
Cash flows from operating activities of continuing operations:
Net income	$233	$449
Discontinued operations, net of tax	38	(175)

Net income from continuing operations	195	624
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	116	140
Charges for losses on inventories and receivables	51	49
Deferred income taxes	36	(235)
Compensation expense for share-based payments	24	25
Loss on extinguishment of debt	—	15
Asset impairments	1	9
Changes in working capital and other	(15)	(180)

Net cash provided by operating activities of continuing operations	408	447

Cash flows from investing activities of continuing operations:
Capital expenditures	(92)	(71)
Purchase of leased head office facility	(42)	—
Proceeds from disposition of assets	28	8
Other	(20)	6

Net cash used in investing activities of continuing operations	(126)	(57)

Cash flows from financing activities of continuing operations:
Net payments on long and short-term borrowings	(17)	(42)
Payment to extinguish capital lease obligation	(92)	—
Debt retirement	—	(250)
Debt related fees	—	(6)
Cash used in extinguishment of debt	—	(12)
Cash dividends on common stock	(39)	(13)
Share purchase for taxes, net of proceeds on employee-related plans	(17)	—
Repurchase of common stock for treasury	(34)	(81)

Net cash used in financing activities of continuing operations	(199)	(404)

Cash flows from discontinued operations:
Operating activities of discontinued operations	10	(113)
Investing activities of discontinued operations	(76)	(4)
Financing activities of discontinued operations	(8)	3

Net cash used in discontinued operations	(74)	(114)

Effect of exchange rate changes on cash and cash equivalents	8	2
Net increase/(decrease) in cash and cash equivalents	17	(126)
Cash and cash equivalents at beginning of period	807	1,069

Cash and cash equivalents at end of period - total	824	943
Cash and cash equivalents of discontinued operations	(36)	(142)

Cash and cash equivalents at end of the period – continuing operations	$788	$801

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

Office Depot reports results in accordance with accounting principles generally accepted in the United States (“GAAP”). The company also reviews certain financial measures excluding impacts of transactions that are not related to core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of investors to analyze trends in the business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in the business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

The company’s measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. Reconciliations of this information to the most comparable GAAP measures have been included in the tables within this material.

The company’s outlook for 2017 adjusted operating income included in this release, excludes charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide a reconciliation to an equivalent operating income outlook for 2017.

(In millions, except per share amounts)

Q3 2017	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$503	19.2%	$1	$502	19.2%
Assets impairments	$—	—%	$—	$—	—%
Merger, restructuring, and other operating expenses, net	$22	0.8%	$22	$—	—%
Operating income (loss)	$108	4.1%	$(23)	$131	5.0%
Income tax expense (benefit)	$2	0.1%	$(48)	$50	1.9%
Net income from continuing operations	$98	3.7%	$25	$74	2.8%
Earnings per share continuing operations (most dilutive)	$0.19		$0.05	$0.14

Q3 2016	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$569	20.1%	$—	$569	20.1%
Assets impairments	$9	0.3%	$9	$—	—%
Merger, restructuring, and other operating expenses, net	$31	1.1%	$31	$—	—%
Operating income (loss)	$117	4.1%	$(40)	$158	5.6%
Income tax expense (benefit)	$(240)	(8.5)%	$(297)	$57	2.0%
Net income from continuing operations	$330	11.6%	$242	$89	3.1%
Earnings per share continuing operations (most dilutive)	$0.61		$0.44	$0.16

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited) (continued)

YTD 2017	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$1,509	19.7%	$6	$1,503	19.6%
Assets impairments	$1	—%	$1	$—	—%
Merger, restructuring, and other operating expenses, net	$62	0.8%	$62	$—	—%
Operating income (loss)	$282	3.7%	$(69)	$351	4.6%
Income tax expense (benefit)	$63	0.8%	$(67)	$130	1.7%
Net income (loss) from continuing operations	$195	2.5%	$(2)	$196	2.6%
Earnings (loss) per share continuing operations (most dilutive)	$0.37		$(0.00)	$0.37

YTD 2016	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$1,694	20.4%	$—	$1,694	20.4%
Assets impairments	$9	0.1%	$9	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$(122)	(1.5)%	$(122)	$—	—%
Operating income	$473	5.7%	$113	$360	4.3%
Income tax expense (benefit)	$(211)	(2.5)%	$(333)	$122	1.5%
Net income from continuing operations	$624	7.5%	$431	$192	2.3%
Earnings per share continuing operations (most dilutive)	$1.13		$0.78	$0.35

Amounts may not foot due to rounding

Note: The company has released a majority of the deferred tax asset valuation allowances in the U.S. for GAAP purposes. The non-GAAP tax calculation removed the U.S. valuation allowances in the first quarter of 2015 because of the cumulative income on a non-GAAP basis.

Sales Decline Reconciliation:	13 Weeks Ended September 30, 2017	39 Weeks Ended September 30, 2017
Reported (GAAP) sales decline	(8)%	(8)%
Add: Sales impact of foreign currency translation	0%	0%
Add: Sales impact associated with U.S. store closures	2%	3%

Adjusted sales decline (excluding impact from foreign currency translation and U.S. retail store closures)	(6)%	(5)%

Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q3 2017	YTD 2017
Retail Division:
Stores opened	—	—
Stores closed	4	37
Total retail stores (U.S.)	1,404
Total square footage (in millions)	31.6
Average square footage per store (in thousands)	22.5